As filed with the Securities and Exchange Commission on November 16, 2006

Registration No. 333-137690

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Boardwalk Pipeline Partners, LP

Boardwalk Pipelines, LP

(Exact name of Registrant as Specified in Its Charter)

Delaware	4922	20-3265614
Delaware	4922	20-3265614
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3800 Frederica Street

Owensboro, Kentucky 42301

(270) 926-8686

(Address, Including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

W. Douglas Field

3800 Frederica Street

Owensboro, Kentucky 42301

(270) 926-8686

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Michael Swidler	William J. Cooper
Vinson & Elkins L.L.P.	Andrews Kurth LLP
666 Fifth Avenue	1350 I Street, NW
26th Floor	Suite 1100
New York, New York 10103	Washington, DC 20005
(212) 237-0000	(202) 662-2700

Approximate date of commencement of proposed sale to the public:    As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

Set forth below are the expenses (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the Securities and Exchange Commission registration fee, the NASD filing fee and the NYSE filing fee, the amounts set forth below are estimates.

SEC registration fee	$26,750
Printing and engraving expenses	150,000
Fees and expenses of legal counsel	150,000
Accounting fees and expenses	150,000
Rating Agency fees	200,000
Miscellaneous	323,250

Total	$1,000,000

Item 14. Indemnification of Directors and Officers.

The partnership agreement of Boardwalk Pipeline Partners, LP provides that it will, to the fullest extent permitted by law, indemnify and advance expenses to its general partner, any departing partner (as defined therein), any person who is or was an affiliate of the general partner or any departing general partner, any person who is or was a member, partner, director, officer, fiduciary or trustee of any group member (as defined in the partnership agreement), the general partner or any departing partner or any affiliate of any group member, the general partner or any departing partner, or any person who is or was serving at the request of the general partner or any affiliate of the general partner or any departing partner or any affiliate of any departing partner as a member, partner, director, officer, fiduciary or trustee of another person (“indemnitees”) from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an indemnitee. The limited liability company agreement of Boardwalk GP, LLC, which is the general partner of the general partner of Boardwalk Pipeline Partners, LP, and the limited liability agreement of Boardwalk Operating GP, LLC, which is the general partner of Boardwalk Pipelines, LP, each provide for similar indemnification. This indemnification would, under certain circumstances, include indemnification for liabilities under the Securities Act. In addition, each indemnitee would automatically be entitled to the advancement of expenses in connection with the foregoing indemnification. Any indemnification under these provisions will be only out of the assets of the partnership. Reference is also made to the Underwriting Agreement to be filed as Exhibit 1.1 to this registration statement. Subject to any terms, conditions or restrictions set forth in the partnership agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever.

Item 15. Recent Sales of Unregistered Securities.

On August 4, 2005, in connection with the formation of the partnership, Boardwalk Pipeline Partners, LP issued (1) to Boardwalk GP, LP the 2% general partner interest in the partnership for $20 and (2) to Boardwalk Pipelines Holding Corp. the 98% limited partner interest in the partnership for $980 in an offering exempt from registration under Section 4(2) of the Securities Act of 1933.

On November 15, 2005, upon the closing of the initial public offering of Boardwalk Pipeline Partners, LP, Boardwalk Pipeline Partners, LP issued to Boardwalk Pipelines Holding Corp, 33,093,878 subordinated units and 53,256,122 common units in exchange for the contribution all the equity interest of Boardwalk Pipelines, L.P. Each subordinated unit will convert into one common unit at the end of the subordination period. Unless earlier terminated pursuant to the terms of the partnership agreement of Boardwalk Pipeline Partners LP, the subordination period will extend until the first day of any quarter beginning after September 30, 2008 that Boardwalk Pipeline Partners LP meets the financial tests set forth in its partnership agreement. The foregoing transactions were undertaken in reliance upon the exemption from the registration requirements of the Securities Act afforded by Section 4(2). Boardwalk Pipeline Partners LP believes that exemptions other than the foregoing exemption may exist for these transactions.

On January 18, 2005, Boardwalk Pipelines, LP issued and sold to Citigroup Global Markets Inc. and Lehman Brothers Inc., as initial purchasers, $300.0 million aggregate principal amount of its 5.50% notes due 2017. The notes were sold in private placements exempt from the registration requirements under the Securities Act of 1933. The initial purchasers indicated that they would resell the notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act and outside the United States in reliance on Regulation S under the Securities Act of 1933.

On May 28, 2003, Boardwalk Pipelines, LP issued and sold to Lehman Brothers Inc., as initial purchaser, $185.0 million aggregate principal amount of its 4.60% notes due 2015. The notes were sold in private placements exempt from the registration requirements under the Securities Act of 1933. The initial purchaser indicated that they would resell the notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act and outside the United States in reliance on Regulation S under the Securities Act of 1933.

There have been no other sales of unregistered securities within the past three years.

Item 16. Exhibits.

(a)	See the Exhibit Index on the page immediately preceding the exhibits for a list of exhibits filed as part of this registration statement on Form S-1, which Exhibit Index is incorporated herein by reference.

(b)	Financial Statement Schedules

Not Applicable.

Item 17. Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction of the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrants have duly caused this Registration Statement (No. 333-137690) to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Owensboro, State of Kentucky, on November 15, 2006.

BOARDWALK PIPELINE PARTNERS, LP

By:		BOARDWALK GP, LP
its General partner

By:		BOARDWALK GP, LLC
its General partner

	By:	/s/ H. DEAN JONES II
H. Dean Jones II Co-President

BOARDWALK PIPELINES, LP

By:		BOARDWALK OPERATING GP, LP
its General partner

By:		BOARDWALK PIPELINE PARTNERS, LP
its Managing Member

By:		BOARDWALK GP, LP
its General partner

By:		BOARDWALK GP, LLC
its General partner

	By:	/s/ H. DEAN JONES II
H. Dean Jones II Co-President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on November 15, 2006.

Signature	Title

* Rolf A. Gafvert	Co-President and Director (Principal Executive Officer)

/S/ H. DEAN JONES II H. Dean Jones II	Co-President and Director (Principal Executive Officer)

* Jamie L. Buskill	Chief Financial Officer (Principal Financial Officer)

Signature	Title

* Arthur L. Rebell	Chairman of the Board

* Steven A. Barkauskas	Controller (Principal Accounting Officer)

* Thomas E. Hyland	Director

* Mark L. Shapiro	Director

* Jonathan E. Nathanson	Director

* Andrew H. Tisch	Director

* William R. Cordes	Director

*By:	/S/ H. DEAN JONES II
H. Dean Jones II Attorney-in-fact

EXHIBIT INDEX

Exhibit Number		Description
1.1*	—	Form of Underwriting Agreement.
3.1	—	Certificate of Limited Partnership of Boardwalk Pipeline Partners, LP (Incorporated by reference to Exhibit 3.1 to the Boardwalk Pipeline Partners, LP’s Registration Statement on Form S-1, Registration No. 333-127578, filed on August 16, 2005).
3.2	—	Second Amended and Restated Agreement of Limited Partnership of Boardwalk Pipeline Partners, LP (Incorporated by reference to Exhibit 3.1 to the Boardwalk Pipeline Partners, LP’s Current Report on Form 8-K filed on September 25, 2006).
3.3	—	Certificate of Limited Partnership of Boardwalk GP, LP (Incorporated by reference to Exhibit 3.3 to the Boardwalk Pipeline Partners, LP’s Registration Statement on Form S-1, Registration No. 333-127578, filed on August 16, 2005).
3.4	—	Agreement of Limited Partnership of Boardwalk GP, LP (Incorporated by reference to Exhibit 3.4 to Amendment No. 1 to the Boardwalk Pipeline Partners, LP’s Registration Statement on Form S-1, Registration No. 333-127578, filed on September 22, 2005).
3.5	—	Certificate of Formation of Boardwalk GP, LLC (Incorporated by reference to Exhibit 3.5 to the Boardwalk Pipeline Partners, LP’s Registration Statement on Form S-1, Registration No. 333-127578, filed on August 16, 2005).
3.6	—	Amended and Restated Limited Liability Company Agreement of Boardwalk GP, LLC (Incorporated by reference to Exhibit 3.6 to Amendment No. 4 to the Boardwalk Pipeline Partners, LP’s Registration Statement on Form S-1, Registration No. 333-127578, filed on October 31, 2005).
3.7**	—	Agreement of Limited Partnership of Boardwalk Pipelines, LP.
3.8**	—	Certificate of Limited Partnership of Boardwalk Pipelines, LP.
4.1*	—	Form of Indenture.
4.2	—	Indenture dated July 15, 1997, between Texas Gas Transmission Corporation (now known as Texas Gas Transmission, LLC) and The Bank of New York, as Trustee (Incorporated by reference to Exhibit 4.1 to Texas Gas Transmission Corporation’s Registration Statement on Form S-3, Registration No. 333-27359, filed on May 19, 1997).
4.3	—	Indenture dated as of May 28, 2003, between TGT Pipeline, LLC and The Bank of New York, as Trustee (Incorporated by reference to Exhibit 3.6 to TGT Pipeline, LLC’s (now known as Boardwalk Pipelines, LP) Registration Statement on Form S-4, Registration No. 333-108693, filed on September 11, 2003).
4.4	—	Indenture dated as of May 28, 2003, between Texas Gas Transmission, LLC and The Bank of New York, as Trustee (Incorporated by reference to Exhibit 3.5 to Boardwalk Pipelines, LLC’s (now known as Boardwalk Pipelines, LP) Registration Statement on Form S-4, Registration No. 333-108693, filed on September 11, 2003).
4.5	—	Indenture dated as of January 18, 2005 between TGT Pipeline, LLC and The Bank of New York, as Trustee, (Incorporated by reference to Exhibit 10.1 to TGT Pipeline, LLC’s (now known as Boardwalk Pipelines, LP) Current Report on Form 8-K filed on January 24, 2005).
4.6	—	Indenture dated as of January 18, 2005, between Gulf South Pipeline Company, LP and The Bank of New York, as Trustee (Incorporated by reference to Exhibit 10.2 to Boardwalk Pipelines, LLC’s (now known as Boardwalk Pipelines, LP) Current Report on Form 8-K filed on January 24, 2005).
5.1**	—	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered
10.1	—	Amended and Restated Revolving Credit Agreement, dated as of June 29, 2006, among the Boardwalk Pipeline Partners, LP, as Guarantor, Boardwalk Pipelines, LP, Texas Gas Transmission, LLC and Gulf South Pipeline Company, LP, each a wholly owned subsidiary of the Registrant, as Borrowers (the “Borrowers”), the several lenders and issuers party thereto (the “Lenders”), Wachovia Bank, National Association, as administrative agent, Citibank, N.A., as syndication agent and the other agents identified therein (Incorporated by reference to Exhibit 10.1 to the Boardwalk Pipeline Partners, LP’s Current Report on Form 8-K, filed July 5, 2006).

Exhibit Number		Description
10.2	—	Services Agreement, dated as of May 16, 2003 by and between Loews Corporation and Texas Gas Transmission, LLC. (Incorporated by reference to Exhibit 10.8 to Amendment No. 3 to the Boardwalk Pipeline Partners, LP’s Registration Statement on Form S-1, Registration No. 333-127578, filed on October 24, 2005). (1)
10.3	—	Boardwalk Pipeline Partners Long-Term Incentive Plan (Incorporated by reference to Exhibit 10.9 to Amendment No. 4 to the Boardwalk Pipeline Partners, LP’s Registration Statement on Form S-1, Registration No. 333-127578, filed on October 31, 2005).
10.4	—	Form of Phantom Unit Award Agreement under the Boardwalk Pipeline Partners Long-Term Incentive Plan (Incorporated by reference to Exhibit 10.10 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2005).
10.5	—	Boardwalk Pipeline Partners - Strategic Long Term Incentive Plan (Incorporated by reference to Exhibit 10.1 to the Boardwalk Pipeline Partners, LP’s Current Report on Form 8-K, filed July 28, 2006).
10.6	—	Boardwalk Pipeline Partners Strategic Long-term Incentive Plan - Grant of GP Phantom Units Form of Agreement (Incorporated by reference to Exhibit 10.2 to the Boardwalk Pipeline Partners, LP’s Current Report on Form 8-K, filed July 28, 2006).
10.7	—	Letter Agreement, dated November 10, 2006 between Boardwalk Pipeline Partners, LP and Enterprise Gas Marketing L.P. (incorporated by reference to Exhibit 10.1 to the Boardwalk Pipeline Partners, LP’s current report on Form 8-K, filed November 14, 2006).
12.1**	—	Statements Regarding Computation of Ratios.
21.1	—	List of Subsidiaries of Boardwalk Pipeline Partners, LP (Incorporated by reference to Exhibit 21.1 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2005).
23.1**	—	Consent of Deloitte & Touche LLP—Boardwalk Pipeline Partners, LP.
23.2**	—	Consent of Deloitte & Touche LLP—Boardwalk GP, LP.
23.3**	—	Consent of Deloitte & Touche LLP—Texas Gas Transmission, LLC .
23.4**	—	Consent of Deloitte & Touche LLP—Gulf South Pipeline Company, LP.
23.5**	—	Consent of Ernst & Young LLP—Gulf South Pipeline Company, LP.
23.6**	—	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 5.1).
24.1**	—	Powers of Attorney.
25.1**	—	Form T-1: Statement of Eligibility of Trustee.

*	Filed herewith.
**	Previously filed.
(1)	The Services Agreements between Gulf South Pipeline Company, LLC and Loews Corporation and between Boardwalk Pipelines, LLC and Loews Corporation are not filed because they are identical to exhibit 10.2 except for the identities of Gulf South Pipeline Company, LLC and Boardwalk Pipelines, LLC and the date of the agreement.